                                                                EXHIBIT 10.15
                                                                -------------

August 12, 1994



Charles E. Clough
Route 3, Dolly Road
Contoocook, NH  03229


Dear Charlie:

I would like to summarize my understanding of the various agreements we have reached regarding your resignation as Chief Executive Officer, your consultation with Nashua and other issues that have been discussed during the last several weeks.

     1. From July 25, 1994 through April 30, 1995, you agree to make yourself available at times reasonably agreeable to you and me for consultation concerning the businesses of Nashua Corporation. In that capacity, you will be an independent contractor, responsible for your own insurance, vacation and other benefits.

     2. You understand that, pursuant to applicable Revenue Rulings of the Internal Revenue Service, the remuneration you will receive as a consultant may be subject to withholding for Federal Income Tax, State Income Tax and Social Security and Medicare Taxes.

     3. In return for your services as a consultant, you will receive a lump sum payment of $300,000 within fifteen days following January 1, 1995.

     4. Beginning August 1, 1994, you will also receive $10,000 per quarter for each quarter you serve as outside Director and Chairman of the Board of Nashua Corporation.

     5. You will be able to purchase your 1991 Ford Taurus for $6,100. Please let Dan Lyman know how you would like the Bill of Sale and title made out.

     6. Please note that your stock options pursuant to the 1980 Stock Award Plan must be exercised by October 21, 1994, under the 1987 Stock Option Plan by January 20, 1995, and under the 1993 Stock Incentive Plan by July 22, 1996. Your Stock Appreciation Rights must be exercised by January 20, 1995. The sheet attached sets out the various options and stock appreciation rights you hold and the last dates for exercise.

     7. The payments referenced above also compensate you for any bonuses, severance, vacation pay or any other claim or remuneration you may have or to which you may be entitled (other than pension or supplemental compensation plan benefits) arising out of your employment at Nashua.

Charlie, I believe this sets out our agreement. If so, please sign where indicated below and return a copy of this letter to me. Also, would you please sign and return the enclosed resignation for the corporate minutes.

Thank you.


Very truly yours,



William E. Mitchell




I have read and agree to the foregoing:


      /s/ Charles E. Clough
_______________________________________
          Charles E. Clough